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                                                                     Exhibit 3.2

                               AMENDMENT NO. 2 TO
                       FIRST RESTATED AND AMENDED BY-LAWS
                                       OF
                             ANKER COAL GROUP, INC.

                             (Adopted June 8, 1999)

         The first sentence of Article VII, Section 2 of the Company's By-laws be and hereby is stricken and replaced in full by the following:

         "If the office of any director becomes vacant, by reason of death, disability or otherwise, the vacancy may be filled by the affirmative vote of a majority in interest of the stockholders entitled to vote or by the affirmative vote of a majority of the remaining directors."